UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*

         National HealthCare L.P. (formerly National HealthCorp L.P.)
         ------------------------------------------------------------
                               (Name of Issuer)


                           Limited Partnership Units
                        ------------------------------
                        (Title of Class of Securities)


                                  63633R 10 3
                                  -----------
                                (CUSIP Number)

                       Lawrence C. Tucker (212) 493-8400
    Brown Brothers Harriman & Co., 59 Wall Street, New York, New York 10005
    -----------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                October 6, 1995
            ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  9 Pages

                                SCHEDULE 13D


CUSIP No.  63633R 10 3                                   Page 2 of 9 Pages



1               NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                The 1818 Fund, L.P.

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) [ ]
                                                                   (B) [X]

3               SEC USE ONLY

4               SOURCE OF FUNDS{*}
                OO

5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

                7       SOLE VOTING POWER
NUMBER OF
SHARES                  -0-
BENEFICIALLY
OWNED BY EACH
REPORTING
PERSON
WITH
                8       SHARED VOTING POWER

                        -0-

                9       SOLE DISPOSITIVE POWER

                        -0-

                10      SHARED DISPOSITIVE POWER

                        -0-

11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                -0-

12              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES{*}                                         [ ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                -0-

14              TYPE OF REPORTING PERSON{*}

                PN


                    {*}SEE INSTRUCTIONS BEFORE FILLING OUT!
              INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                             SCHEDULE 13D



CUSIP No.  63633R 10 3                                Page 3 of 9 Pages


1               NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Brown Brothers Harriman & Co.

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) [ ]
                                                                   (B) [X]

3               SEC USE ONLY

4               SOURCE OF FUNDS{*}
                OO

5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                New York

                7       SOLE VOTING POWER
NUMBER OF
SHARES                  -0-
BENEFICIALLY
OWNED BY EACH
REPORTING
PERSON
WITH
                8       SHARED VOTING POWER

                        -0-

                9       SOLE DISPOSITIVE POWER

                        -0-

                10      SHARED DISPOSITIVE POWER

                        -0-

11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                -0-

12              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES{*}                                         [ ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                -0-

14              TYPE OF REPORTING PERSON{*}

                PN


                     {*}SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D

CUSIP No.  63633R 10 3                                Page 4 of 9 Pages


1               NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                T. Michael Long

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) [ ]
                                                                   (B) [X]

3               SEC USE ONLY

4               SOURCE OF FUNDS{*}
                OO

5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

                7       SOLE VOTING POWER
NUMBER OF
SHARES                  -0-
BENEFICIALLY
OWNED BY EACH
REPORTING
PERSON
WITH
                8       SHARED VOTING POWER

                        -0-

                9       SOLE DISPOSITIVE POWER

                        -0-

                10      SHARED DISPOSITIVE POWER

                        -0-

11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                -0-

12              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES{*}                                         [ ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                -0-

14              TYPE OF REPORTING PERSON{*}

                IN


                  {*}SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               SCHEDULE 13D



CUSIP No.  63633R 10 3                                Page 5 of 9 Pages

1               NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Lawrence C. Tucker

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}(A) [ ]
                                                                   (B) [X]

3               SEC USE ONLY

4               SOURCE OF FUNDS{*}
                OO

5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

                7       SOLE VOTING POWER
NUMBER OF
SHARES                  -0-
BENEFICIALLY
OWNED BY EACH
REPORTING
PERSON
WITH
                8       SHARED VOTING POWER

                        -0-

                9       SOLE DISPOSITIVE POWER

                        -0-

                10      SHARED DISPOSITIVE POWER

                        -0-

11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                -0-

12              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES{*}                                         [ ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                -0-

14              TYPE OF REPORTING PERSON{*}

                IN


                    {*}SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  63633R 10 3                                Page 6 of 9 Pages



                AMENDMENT NO. 1 TO SCHEDULE 13D



     THIS AMENDMENT No. 2 supplements the Schedule 13D ("Schedule 13D"),

dated May 12, 1992, in the following respects only (capitalized terms used herein shall have the meanings ascribed to such terms in the

Schedule 13D and the Amendment No. 1 to the Schedule 13D):



ITEM 4.   PURPOSE OF TRANSACTION.

     Item 4 is amended by adding thereto the following paragraph:

          On October 6, 1995, the Fund sold all $30,000,000 in principal amount of the Debentures in a public offering pursuant to the

Registration Statement and a Prospectus Supplement dated October 3, 1995 to a Prospectus dated September 26, 1995, in which Equitable acted as placement agent, pursuant to the Placement Agency Agreement.



ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is amended by adding thereto the following paragraph:

          As set forth above, on October 6, 1995, the Fund sold all

$30,000,000 in principal amount of the Debentures and, accordingly, the

Fund beneficially now owns 0 shares of Class A Common Stock, representing

0% of the outstanding

CUSIP No.  63633R 10 3                                Page 7 of 9 Pages



Units.  Additionally, each of BBH & Co., Long and Tucker also beneficially now owns 0 shares of Class A Common Stock, representing 0% of outstanding

Units.



ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

     1.   Prospectus Supplement, dated October 3, 1995, to Prospectus,

dated September 26, 1995 of National HealthCare L.P. relating to the sale of the Debentures by Equitable (incorporated by reference to the

Company's Registration Statement on Form S-3 (File No. 33-62235) as filed with the Securities and Exchange Commission on September 26, 1995).

CUSIP No.  63633R 10 3                                Page 8 of 9 Pages



                            SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  February 22, 1996


THE 1818 FUND, L.P.

By:  Brown Brothers Harriman & Co.,
          General Partner


By:  /S/LAWRENCE C. TUCKER
     -------------------------------
          Name:  Lawrence C. Tucker
          Title:  Partner


BROWN BROTHERS HARRIMAN & CO.



By:       /S/LAWRENCE C. TUCKER
          --------------------------
          Name:  Lawrence C. Tucker
          Title:  Partner



/S/T. MICHAEL LONG
----------------------
T. Michael Long



/S/LAWRENCE C. TUCKER
----------------------
Lawrence C. Tucker

CUSIP No.  63633R 10 3                                Page 9 of 9 Pages


                           INDEX TO EXHIBITS



EXHIBIT               DESCRIPTION                                PAGE NUMBER

1.                    Prospectus Supplement, dated October 3,
                      1995, to Prospectus, dated
                      September 26, 1995 of National
                      HealthCare L.P. relating to the sale of
                      the Debentures by Equitable
                      (incorporated by reference to the
                      Company's Registration Statement on
                      Form S-3 (File No. 33-62235) as filed
                      with the Securities and Exchange
                      Commission on September 26, 1995).